MAURICE J. BATES, L.L.C.
ATTORNEY AT LAW
8214 WESTCHESTER SUITE, 500
DALLAS, TEXAS 75225

Telephone (214) 692-3566
Fax       (214) 987-2091

August 06, 1998

Westower Corporation
7001 NE 40th Avenue
Vancouver, Washington 98661

         Re: Post Effective Amendment to
         Registration Statement on Form SB-2
         Redemption of Warrants

Gentlemen:

         I have acted as counsel to Westower Corporation, a Washington corporation (the "Company"), in connection with the preparation and filing and filing of a Post-Effective Amendment (the "Post-Effective Amendment") to the Company's Registration Statement with respect to the redemption of 1,380,000 Redeemable Common Stock Purchase Warrants (the "Warrants") and the likely issuance of shares of Common Stock underlying such Warrants (the "Underlying Shares") upon the exercise of the Warrants.

         A registration statement on Form SB-2 (SEC File No. 333-32963) covering the Warrants and Underlying Shares was filed with the Securities and Exchange Commission on August 6, 1997 (the "Registration Statement") and was ordered effective October 14,1 997. The Company proposes to all the Warrants for redemption pursuant to the terms of the Warrant agreement governing the terms of the Warrants and it is likely that the Warrant holders will exercise some or all of the Warrants upon receipt of the notice of call for redemption.

         In connection with rendering this opinion I have examined executed copies of the Registration Statement and all exhibits and Amendments thereto and this Post-Effective Amendment and the exhibits thereto. I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Warrants, and the Underlying Shares and related matters, (iii) the Warrant agreement between the Company and American Stock Transfer & Trust Company, the Warrant agent, and (iv) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, I have made such further investigation and inquiries relevant to the transaction contemplated by the Post-Effective Amendment as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge. Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

         Based upon the foregoing, I am of the opinion that the Underlying Shares issuable upon the exercise of the Warrants, to be issued by the Company as described in the Post-Effective Amendment have been duly authorized for issuance and sale and the Underlying Shares issuable upon exercise of the Warrants, when issued by the Company, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.



                                                     Very truly yours,

                                                     Maurice J. Bates, L.L.C.

                                                      /S/ M.J.B.
                                                     ----------------
                                                     By Maurice J. Bates